Exhibit 99.4


SETTLEMENT AGREEMENT


         This Settlement Agreement ("Agreement") is entered into by and between E-City Software, Inc., a Nevada corporation ("E-City") and Cityscape.com, Inc., a Washington State Corporation ("Cityscape") as of May 23, 2003.

Preamble

         WHEREAS, E-City is a software company which produces computerized maps for use on the Internet and in the network computer environment; AND
         WHEREAS, Cityscape is a media company which operates an Internet based city guide under the domain www.cityscape.com; AND
         WHEREAS, On September 15, 1999, Cityscape (then known as 3DCityguide.com, Inc.) and Butterfly Software, Inc., (E-City's wholly owned subsidiary) entered into a Software License Agreement, as amended on September 1, 2000 ("License"), which specified that E-City would build and license certain 3D City Map technology to Cityscape under terms and conditions contained in the license and for a payment amount to be paid in payments according to a specified delivery schedule; AND
         WHEREAS, To date, E-City has delivered a portion of the specified product and Cityscape has paid a portion of the total payments; AND
         WHEREAS, Cityscape has undergone material changes in its financial situation and business strategy that make full-payment of the remaining balance impossible; AND
         WHEREAS, E-City has ceased to operate its computer mapping business under the model that has existed previously and no longer desires to support the product in the License, which makes the License, without the capability of being updated, of significantly less commercial value than Cityscape has already paid under the contract to date; AND
         WHEREAS, E-City has ongoing obligations to customers in computer mapping that it no longer desires to service; AND
         WHEREAS, Cityscape is willing and able to service E-City's existing computer mapping customers; AND WHEREAS, the Parties desire to make a full and fair settlement between them, releasing E-City from any continuing support obligations and any obligations to its existing customers;AND
         WHEREAS, E-City is willing to make a small amount of restitution to Cityscape for the substantial sums advances under the License; AND

         THEREFORE, in an effort to come to a mutually acceptable settlement and satisfactory conclusion to the business matters between the parties, it is resolved that:

1. Cancellation. Cityscape shall absolve and release E-City of any obligations for support, updates, maintenance or warranty that are contained in the License or otherwise required by law or custom and practice in the industry. Cityscape agrees to accept the delivered Butterfly Software Technology, as defined in the License, as is and waives any additional rights granted by E-City in the License unless specifically enumerated in this Agreement. E-City grants Cityscape a perpetual, royalty free, transferable, non-exclusive, assignable, sublicensable license to the Butterfly Software Technology as delivered. Furthermore, Cityscape releases E-City from Section 15 of the License, "Non Compete" and from every other obligation of E-City under the License Agreement except as specifically enumerated in this Agreement.

2. Release and Assignment. E-City releases Cityscape from any further financial obligation contained in the License and forever waives and discharges any rights to collect further payment from Cityscape under the License Agreement. Cityscape shall retain its non-exclusive license to the Butterfly Software Technology as contained in the License Agreement. E-City hereby assigns all right, title and interest to any software license agreement or other arrangement with the Town of Oakville, Ontario and with the City of Markham, Ontario ("Customers") to Cityscape. Cityscape agrees to indemnify and hold harmless E-City from any claims of any kind or character made by Customers against E-City.

3. Payment. In consideration of the mutual promises contained herein and in consideration of the substantial diminution in value of the License due to E-City's lack of ongoing support for the Butterfly Software Technology, E-City agrees to deliver to Cityscape the sum of $40,000 immediately upon execution of this Agreement.

4. Mutual Release. Other that as enumerated in this Agreement, E-City and Cityscape, on behalf of their officers, directors, employees, shareholders, successors, assigns, service providers hereby forever release, discharge, cancel and waive any claim, right, entitlement, cause of action that they may have against each other, including against officers, directors, employees, shareholders, successors, assigns, service providers of each other. Such a release is without limitation. Both parties specifically waive any provision under Nevada or other law regarding presently unknown claims and waives and discharges permanently any claim, whether known or unknown.

5. Counsel. The Parties understand that this is a binding, valid legal Agreement and that they are irrevocably waiving all rights to pursue any claim whatsoever against each other. The Parties each agree that they have had the opportunity to review this Agreement with counsel or have chosen not to do so, fully aware of the legally binding and irrevocable nature of this Agreement.

6. Authority. Each party represents and covenants that it has the proper authority to enter into this Agreement and that the terms of this Agreement are not prohibited by any other contractual instrument or obligation.

7. Miscellaneous. This Agreement constitutes the sole Agreement between the parties and amends and replaces any prior written or other understanding between the parties concerning the subject matter of this Agreement. If any court of competent jurisdiction shall find a portion of this Agreement unenforceable, the unenforceable portion shall be removed and the Agreement adjusted accordingly. The laws of the State of Nevada govern this Agreement. This Agreement may be signed in counterparts, which together shall constitute one original.

     Agreed and Accepted on the date first written above by,

     E-City Software, Inc.
     A Nevada Corporation

     By: /s/ Anis Jessa
         --------------
         Anis Jessa
         Chief Executive Officer, Director and Principal Accounting Officer

     Cityscape.com, Inc.
     A Washington State Corporation

     By: /s/ Matthew Brooks
         ------------------
         Matthew Brooks
         Chief Executive Officer and Director